Exhibit 99.1

Bancshares of Florida Posts Its First Profitable Quarter on
Significant Performance Improvement

Nearly $13.0 Million in Common Equity Raised During 2nd Quarter to Support
Strong 2005 Growth

          NAPLES, Fla., July 26 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $505 million-asset multi-bank holding company based in Naples, Florida, today reported second quarter net income of $327,000, a $702,000 improvement in operating performance from first quarter 2005, marking the first profitable quarter in the company’s history.  For the first six months of this year, the company reduced its net loss to $47,000 compared to a net loss of $1.031 million for the comparable 2004 period.  Earnings (loss) per share-diluted for the second quarter were $0.02, narrowing the year-to- date loss per share to $0.06.

          Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “This was truly a break-through quarter for us, reaching profitability ahead of our guidance and exceeding the $500 million threshold in total assets.  Our net interest margin rose nicely to nearly 4%, our efficiency ratio improved sharply to 86%, and asset quality remained strong at 0.12% nonperforming loans/loans outstanding.  We are confident that we have crossed into the arena of profitable operations while continuing to focus on significant and sustainable quality earning asset and deposit growth.”

           “At the affiliate level,” McMullan went on to say,

          * “Our Fort Lauderdale bank earned $437,000, nearly 2 1/2 times the first quarter 2005 level, marking the second consecutive quarter of profitability after the opening of its new Boca Raton banking center last October.  Total assets increased 19% during the last 90 days to $201 million, with the new Boca Raton location contributing $16 million in deposits at quarter end.

          * Our Tampa Bay bank, which opened in November 2004, reached $53 million in total assets at June 30, 2005, and reduced its net loss by 52% from the prior quarter to $195,000.

          * Our Naples bank, which has been profitable since third quarter 2003, had a record quarter with net income of $791,000, which compares to $178,000 in second quarter 2004.  Total assets exceeded $257 million, 22% greater than one year earlier.

          * And Bank of Florida Trust Company achieved its sixth consecutive profitable quarter.  Assets under advice climbed $106 million or 53% during the quarter to $306 million due to substantial expansion of its family office business.”

          McMullan continued, “Especially significant to our plan of continued rapid growth in earning assets, which have increased 72% in the last twelve months, is approximately $13.0 million in net proceeds from common equity we raised during the quarter just ended along with $2.6 million of preferred stock exchanged for common shares.”

          * The primary issuance was 915,000 shares of common stock through a private placement with Allen and Company LLC in April, followed by 165,000 common shares issued in late May in exchange for about two-thirds of the preferred stock we raised in the first quarter of last year.  The balance of the latter offering was redeemed at June 30, 2005, resulting in a call premium paid during the quarter on the converted and redeemed preferred shares of $149,000, which reduced earnings per share (diluted) by approximately $0.03. Reported net income was not affected.

          * The combination of second quarter 2005 earnings and the above issuances increased book value per common share to $9.07 at quarter end, up $1.25 or 16% in the last 90 days.

          Other primary balance sheet and income statement highlights for the quarter at the consolidated level include:

          * The company grew total loans $33 million or 9% during the last 90 days, slightly ahead of the $32 million average quarterly pace in 2004.  Loan pipelines at all the affiliates remain strong.  Loans at quarter end were $394 million, up 49% in the last twelve months.  Commercial loans, largely secured by real estate, accounted for $327 million (83% of total loans) at June 30, 2005, followed by residential mortgage loans at $30 million (8%), consumer lines of credit at $25 million (6%), and installment and other loans at $12 million (3%).  Based on prospects for continued robust loan demand across its markets, the company recruited six new commercial lenders during the quarter for its affiliate banks, all of whom are or will be in place by mid-August, increasing the company’s commercial lending staff by 60% from year-end 2004 levels.

          * Deposits rose $54 million or 14% during the second quarter to $445 million, an increase of $48 million (13%) on average.  Noninterest- bearing checking accounts climbed $14 million or 23% on average, reaching 17% of average total deposits for the second quarter, up from 15.6% in the first quarter.  The latter growth reflects the company’s concerted strategy to increase this source of low-cost funds through the sale of cash management products and services.

          * Top-line revenue, which combines net banking spread income and all fee income, rose 24% over first quarter 2005 to $5.4 million, 96% higher than in second quarter 2004.

          - Growth was enhanced by a 38 basis point expansion during the quarter in net interest margin to 3.99%, reflective of the company having positioned its balance sheet to benefit from a rising rate environment.  Since third quarter 2004, the net interest margin has risen 63 basis points.

          - Noninterest income rose 17% over first quarter 2005, led by increased secondary mortgage market fees and expanded trust revenue.  As it enters the third quarter, the company will have five experienced, full-time mortgage originators across its affiliate locations as opposed to two originators one year ago.

          * Noninterest expense increased 5.7% in the quarter compared to first quarter 2005, or a rise of $250,000 against a top-line revenue increase of $1.055 million.  As a result, the efficiency ratio improved by 15 percentage points to 86%, falling below 100% for the first time, following a 13 percentage point improvement during first quarter 2005.

          * And asset quality continued to be strong, with nonperforming loans falling slightly by dollar and as a ratio compared to March 31, 2005 to $469,000 or 0.12% of loans outstanding at June 30, 2005.  There have been no net charge-offs in the first half of 2005, and there were none in the comparable 2004 period.  Coverage of the loan loss allowance over nonperforming loans was 7.5 times.  These measures are consistent with the company’s historic norm and very favorable to national peer bank levels as of March 31, 2005.

          McMullan concluded, “We are especially proud of our second quarter earnings performance in light of the ability of our established Naples and Fort Lauderdale franchises to absorb approximately $550,000 in net expenses associated with our Palm Beach County and Tampa Bay initiatives, which opened two very promising markets for us in the last quarter of 2004.  Our fourth quarter 2004 earnings press release stated that we had budgeted to achieve overall profitability during the last half of 2005; we have achieved that goal sooner and exceeded it by a wide margin.  Based on our strong second quarter performance and now having additional equity capital in hand, we are confident that we have built a solid financial services business model in four great Florida markets, supported by investment in holding company infrastructure, capable of sustained, growing profitability.”

SECOND QUARTER AND YTD 2005 EARNINGS RECAP

          The company’s second quarter net income increased $702,000 from a first quarter 2005 net loss of $375,000 to a positive $327,000.  Top-line revenue climbed $1.055 million on 14% growth in earning assets and a 53% increase in assets under advice.  We define top-line revenue, which is a non-GAAP term, as the sum of the company’s lending or spread income (interest income less interest expense) plus fee income (excluding net securities gains/losses), both of which often pertain to the same customer base and can be matched against the underlying noninterest expense to generate those revenue components.  Approximately $934,000 of the increase in top-line revenue reflects growth in net interest income, of which $246,000 (26%) was due to expansion in the net interest margin from 3.61% to 3.99%.  Noninterest income climbed $121,000 during the quarter.

          Noninterest expense rose $250,000 in the second quarter, or less than 1/4 of the increase in top-line revenue.  The resulting net improvement of $805,000 was partially offset by a $103,000 increase in the loan loss provision from first quarter 2005 largely due to accelerated loan growth in the Fort Lauderdale bank.

          The company’s net loss for the first half of 2005 was $47,000, a $984,000 decrease compared to the same period last year.  Top-line revenue climbed $4.5 million (88%) on 72% growth in earning assets and an 89% increase in assets under advice.  Approximately $3.96 million of the increase in top-line revenue reflects growth in net interest income, of which $734,000 (19%) was due to a 42 basis point expansion in the net interest margin.  Noninterest income (excluding securities transactions) climbed $573,000 (61%) year-to-date versus year-to-date 2004; the primary drivers were service charge income followed by trust fees.

          Noninterest expense rose $3.4 million (61%) year-to-date versus the same 2004 period, of which approximately $1.65 million reflects the additional cost of the new Boca Raton and Tampa Bay locations.  The $1.12 million margin of increased top-line revenue (less the absence of a $5,000 investment gain) over increased noninterest expense was reduced by $131,000 in additional loan loss provision expense reflective of a $130 million (49%) growth in loans.

          Please visit the company’s web site, http://www.bankofflorida.com , for an electronic version of this earnings release along with a supporting summary financial table.  Click on “Investor Relations” and select the “News” section. The table will be more fully discussed in the company’s upcoming Form 10-Q, to be released on or before August 10, 2005.

BANCSHARES OF FLORIDA, INC.

          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $505-million-asset multi-bank holding company headquartered in Naples, Florida.  It is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida, with a banking facility in Boca Raton, Florida.; and Bank of Florida, Tampa Bay, based in Tampa, Florida.  Investor information may be found on the company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2005 and beyond to differ materially from those expressed or implied in such forward- looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For Immediate Release
Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(239) 254-2143	(239) 254-2132

SOURCE  Bancshares of Florida
               -0-                                                  07/26/2005

          /CONTACT:  Michael L. McMullan, President and CEO, +1-239-254-2143, or David G. Wallace, EVP and CFO, +1-239-254-2132, both of Bancshares of Florida/
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          /Web site:  http://www.bankofflorida.com /